Exhibit 8(f)(3)

Schedule A Revision Participation Agreement 8-8-16 (Nationwide)

SCHEDULE A

TO

PARTICIPATION AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND DISTRIBUTORS, LLC

AND

TRANSAMERICA PREMIER LIFE INSURANCE COMPANY

DATED

JUNE 23, 2003

SEPARATE ACCOUNTS, PRODUCTS, FUNDS

Effective as of August 8, 2016

Separate Account:

Separate Account VA CC

Product:

Advisor’s EdgeSM Variable Annuity

Advisor’s Edge SelectSM Variable Annuity

Fund:

NVIT Emerging Markets Fund